EXHIBIT 99.1

                         Tri City Bankshares Corporation
                        Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

                                    Twelve Months Ended         Three Months Ended
                                    -------------------         ------------------
                                  12/31/2007    12/31/2006    12/31/2007    12/31/2006
                                  ----------    ----------    ----------    ----------
Interest Income                  $45,067,344   $40,923,621   $11,632,669   $10,818,263
Interest Expense                  12,574,378    10,592,023     3,328,051     2,834,576
                                 -----------   -----------   -----------   -----------
Net Interest Income               32,492,966    30,331,598     8,304,618     7,983,687
Other Income                      11,264,942    10,420,170     2,928,539     2,681,872
Less: Other Operating Expenses    28,497,292    26,664,527     7,411,849     6,735,099
                                 -----------   -----------   -----------   -----------
Income Before Income Taxes        15,260,616    14,087,241     3,821,308     3,930,460
Provision for Income Taxes         5,284,000     4,803,500     1,307,500     1,369,000
                                 -----------   -----------   -----------   -----------
Net Income                       $ 9,976,616   $ 9,283,741   $ 2,513,808   $ 2,561,460
Net Income Per Common Share      $      1.13   $      1.06   $      0.29   $      0.29



BALANCE SHEET (unaudited) December 31, 2007 and 2006

ASSETS                                  2007             2006        LIABILITIES & EQUITY                2007             2006
                                        ----             ----                                            ----             ----
Cash and Due from Banks          $   60,079,747   $   53,615,568     Non Interest Bearing         $  137,384,198   $  137,555,248
Investment Securities               110,550,652      118,312,548     Interest Bearing                528,419,582      523,872,993
                                                                                                  --------------   --------------
Federal Funds Sold                            -       32,567,624     Total Deposits                  665,803,780      661,428,241
Total Loans                         586,278,465      534,656,097     Short Term Debt                  15,021,835        3,470,020
Allowance for Loan Losses            (5,757,927)      (5,709,397)    Other Liabilities                 2,434,058        1,082,814
                                 --------------   --------------                                  --------------   --------------
Net Loans                           580,520,538      528,946,700     Total Liabilities               683,259,673      665,981,075
Bank Premises & Equipment            20,053,314       20,171,665     Common Stock                      8,884,045        8,801,813
Cash surrender value of life
  insurance                          11,622,695       11,168,940     Additional Paid-In Capital       26,160,505       24,651,548
Other Assets                          7,200,052        5,230,744     Retained Earnings                71,722,775       70,579,353
                                 --------------   --------------                                  --------------   --------------
                                                                     Total Stockholders' Equity      106,767,325      104,032,714
                                                                                                  --------------   --------------
Total Assets                     $  790,026,998   $  770,013,789     Total Liabilities & Equity   $  790,026,998   $  770,013,789
                                 ==============   ==============                                  ==============   ==============

                                 STOCK VALUATION

The Corporation's stock is traded on the over-the-counter market under the trading symbol "TRCY." Trading in the Corporation's stock is irregular. The Corporation believes that no established trading market for the Corporation's stock exists. For purposes of the Corporation's Automatic Dividend Reinvestment Plan, the Board of Directors is required to establish the "Fair Market Value" of the Corporation's stock on a quarterly basis based on factors set forth in the Dividend Reinvestment Plan. The following table sets forth the Fair Market Value established under the Dividend Reinvestment Plan over the past two years.

October 2007            $     19.35       October 2006               $   19.35
July 2007                     19.35       July 2006                      19.35
April 2007                    19.35       April 2006                     19.35
January 2007                  19.35       January 2006                   19.35


MANAGEMENTS COMMENTS

The Corporation posted net income of $2,513,808 for the fourth quarter of 2007, a decrease of $47,652 (1.9%) compared to the fourth quarter of 2006. Expenses increased due to adjustments to accruals which are estimated during the year and an increase of $110,000 to the Provision for Loan and Lease Losses (PLLL) over the fourth quarter of 2006. Earnings per share posted $0.29 for both the three months ending December 31, 2007 and 2006.

Net interest income increased $2.2 million to $32.5 million for the twelve months ending December 31, 2007 compared to 2006. This increase is due to improved loan volume and a relatively stable net interest margin for 2007. Portfolio loan growth of $51.6 million increased outstanding balances to $586.3 million for the year ending December 31, 2007.

Other income increased $844,772 as fees and service charges generated from deposit accounts improved during 2007 over those generated in 2006.

Earnings per share increased $0.07 during the year ending December 31, 2007 over the same period in 2006.